Exhibit 10.28

[ChoiceTel Communications, Inc. Letterhead]

Jeff Paletz
2001 Runnymeade Court
Minnetonka Mn 55305

March 13, 2000

Dear Jeff,

Choicetel Communications will not be renewing your employment contract, which expires on April 14, 2000. In exchange for your agreement to continue your employment with Choicetel Communications with the same salary and benefits on a month to month basis, the company will offer you 6 months severance pay upon termination of your employment by the company, or the sale of the Puerto Rico payphone route, which ever comes first. Severance pay will not be owed if the employee terminates employment or if the company terminates the employee with cause as defined in your original employment agreement. Severance pay will end after six months or at such time that the employee finds new employment, which ever comes first.

Please acknowledge the receipt of this letter by signing below.

Sincerely,

/s/ Jack Kohler

Jack Kohler
CFO

/s/ Jeff Paletz	3/13/00

Received by Jeff Paletz	Date